Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 20th, 2024 (the “Effective Date”), between Suja Life, LLC, a Delaware limited liability company (the “Company”), and Maria Stipp (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services and employment of the Executive, and the Executive desires to provide Executive’s services to and be employed by the Company, in each case upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive agree as follows:

1.          EMPLOYMENT TERM. The term of the Executive’s employment under this Agreement will commence on the Effective Date and continue until terminated by the Company or the Executive in accordance with Section 5 (the “Employment Term”).

2.          POSITION AND DUTIES.

(a)          During the Employment Term, the Executive will serve as the Chief Executive Officer of the Company, reporting to the board of managers (the “Board”) of Suja Life Holdings, L.P. (“Parent”). In this capacity, the Executive will have authority and duties that are ordinary, customary, and necessary in such role and such other authority and duties commensurate with such role as may be directed by the Board.

(b)          During the Employment Term, the Executive’s principal place of employment will be in Oceanside, California (the “Headquarters”); provided that the Executive may be required to travel from time to time on Company business during the Employment Term. Executive acknowledges and agrees that the expectation is that Executive will travel to the Headquarters (i) at least three weeks out of every calendar month commencing on the Effective Date through the month of June 2024 and (ii) at least ten days out of every calendar month from and after July 2024. Notwithstanding the foregoing, Executive further acknowledges and agrees that it may be necessary, intermittently, to travel to the Headquarters on a more frequent basis based on business necessities or as required in order to fully perform Executive’s duties as Chief Executive Officer and leader of the Company’s management team. Executive will be reimbursed for Executive’s airfare to and from the Headquarters subject to any documentation requirements set forth in the Company’s expense reimbursement policy. In addition, the Company shall secure, at the Company’s expense, corporate housing for Executive during such times as Executive is travelling to the Headquarters.

(c)          During the Employment Term, the Executive will devote all of the Executive’s business time to the performance of the Executive’s duties to the Company; provided that the foregoing will not prevent the Executive from: (i) serving on the boards of directors of nonprofit organizations; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing the Executive’s personal investments, in each case so long as such activities do not (A) individually or in the aggregate interfere or conflict with the Executive’s duties hereunder, (B) violate any restrictive covenant with the Company or any of its affiliates or subsidiaries by which the Executive is bound or (C) create a potential business or fiduciary conflict. For the avoidance of doubt, Executive may continue holding Board Directorships at Seite Foods, California Olive Ranch, and Monte Vista Farms.

(d)          The Executive will be appointed as a member of the Board so long as Executive serves as Chief Executive Officer of the Company.

3.          COMPENSATION.

(a)          BASE SALARY. During the Employment Term, the Company will pay the Executive a salary (as adjusted from time to time, the “Base Salary”) at an annual rate of $600,000, in accordance with the Company’s regular payroll practices. The Base Salary is subject to annual review by the Board, in its sole discretion, and may be adjusted from time to time.

(b)          ANNUAL BONUSES. Executive will be eligible to receive (i) a discretionary annual bonus with a target amount equal to $600,000 for each calendar year ending during the Employment Term based on the satisfaction of performance goals determined by the Board in its sole discretion (the “Annual Bonus”) and (ii) an additional discretionary annual over-achievement bonus with a target amount equal to $300,000 for each calendar year ending during the Employment Term based on the achievement of certain stretch budget performance goals determined by the Board in its sole discretion (the “Over-Achievement Bonus”). The Annual Bonus and Over-Achievement Bonus (if any) will be subject to the terms and conditions of the Company’s annual bonus plan and paid to the Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to the Executive’s continued employment through the applicable payment date.

(c)          SIGN-ON BONUS. On the first normal payroll date following the commencement of the Employment Term, the Company will pay Executive a one-time $550,000 sign-on bonus, subject to repayment of the full value of the sign-on bonus if Executive does not remain actively employed with the Company for at least 12 months after the commencement of the Employment Term due to Executive’s voluntary termination of employment without Good Reason (as defined below) or a termination by the Company for Cause (as defined below).

4.          EMPLOYEE BENEFITS.

(a)          BENEFIT PLANS. During the Employment Term, the Executive will be eligible to participate in employee benefit plans, policies and programs and to receive such other fringe benefits as the Company may make available from time to time to the Company’s executives generally, subject to and in accordance with the terms and conditions of such plans, policies and programs in effect or amended from time to time in the Company’s sole discretion. The Executive’s participation in any such plan or program will be subject to the terms of the applicable plan documents and Company policies. Notwithstanding the foregoing, the Company may amend, modify or terminate any employee benefit plan or program at any time without violation of this Agreement.

(b)          BUSINESS EXPENSES. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy.

(c)          VACATIONS. During the Employment Term, the Executive shall be eligible for paid vacation in accordance with the Company’s vacation policies in effect from time to time for other similarly situated executives of the Company.

(d)          CAR ALLOWANCE. During the Employment Term, the Company will provide an allowance for monthly automobile expenses when Executive is traveling to the Headquarters, in accordance with the Company executive car allowance policy, as determined from time to time by the Board.

(e)          TRANSACTION BONUS. In the event that (i) Executive is and has been employed by the company through the consummation of a Change in Control and (ii) the Investors achieve a Target Multiple of at least 2.0x but less than 2.50x, the Company will pay or cause to be paid to executive in connection with, but no later than 30 days following the consummation of, such Change in Control a one-time cash bonus equal to $1,000,000 (the “Transaction Bonus”). The Company will have the right to deduct from the Transaction Bonus any applicable withholding taxes or other deductions required by law to be withheld with respect to the Transaction Bonus and to take such action as may be necessary in the determination of the Company to satisfy all obligations for the payment of such taxes. The Transaction Bonus is a special payment to Executive and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company. No Transaction Bonus shall be payable in the event the Investors achieve a Target Multiple of less than 2.0x or more than 2.50x.

(f)          INCENTIVE GRANT. Promptly following the commencement of the Employment Term, Parent will issue or cause to be issued to Executive a grant of incentive units which will entitle Executive to a portion of the profits of Parent above a Target Multiple of 2.50x (the “Incentive Units”). The Incentive Units are expected to be structured as profits interests for U.S. tax purposes and to provide Executive with an anticipated value of $2,500,000 if the Investors achieve a Target Multiple of 2.5x, an anticipated value of $5,000,000 if the Investors achieve a Target Multiple of 3.0x and an anticipated value of $10,000,000 if the Investors achieve a Target Multiple of 4.0x, with linear interpolation between each such Target Multiple. The Incentive Units be subject to certain terms and conditions set forth in the Parent LP Agreement and an incentive equity grant agreement to be entered into by and between Executive and Parent.

(g)          DEFINITIONS. For purposes of this Section 4, the following terms shall have the following meanings:

(i)          “Change of Control” shall mean a “Sale of the Partnership” as such term is defined in the Parent LP Agreement.

(ii)          “Investor Investment Amount” means, without duplication, as of any measurement date, the total of (i) the amount funded by the Investors and their affiliates pursuant to that certain Investor Purchase Agreement, dated as of August 23, 2021, by and among the Partnership, the Investors and the other parties thereto plus (ii) any additional capital contributions, payments, investments, loans, promissory notes, debt or equity infusions (including any guarantees of third party indebtedness) by the Investors and their affiliates with respect to or in exchange for Equity Securities (as such term is defined in the Parent LP Agreement) of Parent (whether such payments are made to Parent or any third party) plus (iii) all out-of-pocket fees and expenses incurred by the Investors or their affiliates (or any person at the direction of the Investors or their affiliates) relating to Parent or its affiliates, including legal fees, accounting fees and fees paid to government agencies, in each case of this clause (iii), which are not subject to repayment or reimbursement by any person, including Parent or its subsidiaries.

(iii)          “Investor Proceeds” means, as of any measurement date, the total amount of cash actually received by the Investors with respect to Equity Securities (as such term is defined in the Parent LP Agreement) pursuant to Sections 4.1 and/or 10.2 of the Parent LP Agreement (which, for the avoidance of doubt, shall not include tax distributions or amounts payable pursuant to the Management Services Agreement by and between Suja Life, LLC and Paine Schwartz Partners Fund V Management, LLC) determined after giving effect to any payments or incentive grants that have vested, would vest or would become payable as a result of a Change of Control or the achievement of any specific Target Multiple; provided that in the event the Investors receive property other than cash as a distribution from Parent pursuant to Section 4.1 of the Parent LP Agreement, such property shall become Investor Proceeds on the date that it is sold, exchanged, transferred or otherwise converted into cash.

(iv)          “Investors” means, PSP Suja Life Holdings, L.P., a Delaware limited partnership and any other PSP Fund that at any time executes a counterpart to the LP Agreement.

(v)          “Parent LP Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of November 27, 2023, as amended, supplemented, modified or restated from time to time.

(vi)          “Target Multiple” means a number equal to the result of (i) all Investor Proceeds divided by (ii) the Investor Investment Amount.

5.          TERMINATION OF THE EMPLOYMENT TERM. The Employment Term may be terminated by either the Company or the Executive at any time and for any reason or for no reason, subject to any notice requirements set forth herein. Upon termination of the Employment Term, the Executive is only entitled to the compensation and benefits described in Section 6 and has no further rights to any compensation or any other benefits from the Company or any of its affiliates or subsidiaries other than vested rights or claims to indemnification and any right to receive benefits under any 401(k) or pension plans. The Employment Term may terminate:

(a)          DEATH. Automatically upon the Executive’s death.

(b)          DISABILITY. Upon ten days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for 180 days out of any 365-day period or for 120 consecutive days.

(c)          CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” means any of the following, as reasonably determined by the Board: (i) conviction of, or entry of a plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude; (ii) fraud, theft, embezzlement or misappropriation involving the Executive’s employment with the Company or any of its subsidiaries or affiliates; (iii) gross negligence or willful misconduct in connection with the performance of the Executive’s responsibilities as an executive of the Company, or the violation of any duty of loyalty to the Company or the Company’s ethics policies or code of business conduct (including any Company policy against harassment); (iv) willful failure or refusal to perform the Executive’s duties or to follow the lawful and reasonable directives of the Board which is not cured within 15 days following written demand by the Company (to the extent curable); (v) an intentional and material breach of any non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations set forth in any agreement between the Executive and the Company; (vi) act of discrimination or harassment based on race, sex, national origin, religion, gender identity, disability, age or other protected category which the Board reasonably concludes has or will adversely affect the business or reputation of the Company; or (vii) material breach of this Agreement or any other written agreement between the Executive and the Company or any of its affiliates which is not cured within 15 days following written demand by the Company (to the extent curable).

(d)          WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e)          GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” means the occurrence of any of the following events, without the written consent of the Executive: (i) material diminution in the Executive’s Base Salary (other than a reduction in Base Salary that affects all similarly situated executives); (ii) material diminution in the Executive’s position, title, authority, or responsibilities (e.g., requiring Executive to report to someone other than the Board); or (iii) relocation of the Executive’s principal office to a location that is more than fifty (50) miles from the location as of the Effective Date (provided that a relocation will not include: (A) a temporary relocation while the Executive is physically or mentally incapacitated or as required by applicable law, (B) the Executive’s travel for business in the course of performing the Executive’s duties for the Company or any of its affiliates, (C) the Executive working remotely from a location of Executive’s choosing, or (D) the Company or any of its affiliates requiring the Executive to report to the office within the Executive’s then-current principal office (instead of working remotely)); provided that any assertion by the Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) the Executive provided the Company with a notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances, (y) the Company failed to cure such events in all material respects within 30 days after receipt of such notice, and (z) the Executive in fact terminated employment within 30 days following the expiration of the Company’s cure period. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived for the specific circumstances that occurred and for the avoidance of doubt, such waiver will not apply to any similar circumstances or any future circumstances. For the avoidance of doubt, a change of control, directly or indirectly, of the Company shall not in and of itself constitute Good Reason.

(f)          WITHOUT GOOD REASON. Upon 30 days’ prior written notice by the Executive to the Company of the Executive’s resignation without Good Reason. In the event of the Executive’s resignation without Good Reason, the Company may, in its sole discretion, make the resignation effective as of a date that is earlier than the 30th day after the date on which the Executive delivered such notice.

6.          CONSEQUENCES OF TERMINATION.

(a)          DEATH; DISABILITY; CAUSE; WITHOUT GOOD REASON. In the event of any termination of the Executive’s employment pursuant to Sections 5(a), 5(b), 5(c) or 5(f), the Executive or the Executive’s estate, as the case may be, will be entitled to the following:

(i)          any accrued but unpaid Base Salary through the date of termination, payable on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s regular payroll practices;

(ii)          reimbursement for unreimbursed business expenses properly incurred by the Executive, payable in accordance with the Company’s expense reimbursement policy; and

(iii)          any vested amounts or benefits pursuant to the Company’s employee benefit plans, policies and programs (collectively, entitlements under Section 6(a)(i) through 6(a)(iii) hereof, the “Accrued Benefits”).

(b)          WITHOUT CAUSE; GOOD REASON. In the event of any termination of the Executive’s employment pursuant to Sections 5(d) or 5(e), the Executive will be entitled to the following:

(i)          the Accrued Benefits;

(ii)          any earned but unpaid Annual Bonus for the completed fiscal year that ended immediately prior to the date of termination of the Executive, payable at the same time as paid to other similar management employees pursuant to the Company’s then-current Annual Bonus plan; and

(iii)          subject to the Executive’s continued compliance with the obligations in Sections 8 and 9 and any other restrictive covenant with the Company or any of its affiliates or subsidiaries by which the Executive is bound, (x) the continued payment of the Base Salary for a period of 12 months following the date of the termination in accordance with the Company’s regular payroll practices and (y) a pro-rata portion (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs to the extent the Company actually achieves the applicable performance results required for such Annual Bonus for such fiscal year, payable at the same time bonuses for such year are paid to other senior executives of the Company.

7.          RELEASE OF CLAIMS; CONTINUED COMPLIANCE. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Sections 6(b)(iii) (the “Severance Benefits”) will be conditioned upon the Executive’s execution and delivery to the Company of a general release of claims in a form provided by the Company (the “Release of Claims”) (and the expiration of any revocation period contained in such Release of Claims) within the period of time set forth in the Release of Claims. To the extent the Severance Benefits qualify as “nonqualified deferred compensation” for purposes of Section 409A (as defined below), the Severance Benefits will be made or commence upon the 60th day following date of termination. The first such payment of the Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the date of termination. Any delay in the payment of the Severance Benefits will not extend the period of time that the Severance Benefits are payable pursuant to Sections 6(b)(iii) hereof. If the Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire, or timely revokes the Release of Claims following its execution, the Executive will not be entitled to any of the Severance Benefits. Any amounts payable under Sections 6(b)(iii) that are contingent on the execution and non-revocation of the Release of Claims that involves a release consideration time period that begins in one calendar year and ends in the next calendar year, will be paid as soon as practicable in the second calendar year even if the Executive executes the Release of Claims and such release becomes irrevocable in the first calendar year. During such time that the Executive is receiving the Severance Benefits, if within one year following the Executive’s termination, the Company discovers grounds constituting Cause existed before the Executive’s termination, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Benefits previously paid to the Executive will be immediately repaid by the Executive.

8.          RESTRICTIVE COVENANTS.

(a)          CONFIDENTIALITY. During the course of the Employment Term, the Executive will learn and have access to Confidential Information (as defined below). The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s service or at any time thereafter, any business and technical information or trade secrets, nonpublic proprietary or confidential information, knowledge or data relating to the Company or any of its affiliates or subsidiaries, or received from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment with the Company (collectively, the “Confidential Information”). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive or (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive. Notwithstanding the foregoing, the Executive is permitted to disclose Confidential Information to the extent it is required to be disclose by applicable law, regulation or legal process (provided that, to the extent not legally prohibited, the Executive provides the Company with prior notice of the contemplated disclosure and provides all reasonable cooperation with the Company at its expense in seeking a protective order or other appropriate protection of such information). 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(b)          INTELLECTUAL PROPERTY.

(i)          The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, at any time the Executive is or was employed by the Company or any of its affiliates or subsidiaries, or (B) result from any work that the Executive performs in connection with the Company or any of its affiliates or subsidiaries, either while performing the Executive’s duties to the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an executive of the Company or any of its affiliates or subsidiaries (collectively, “Company Inventions”), shall belong exclusively to the Company (or their respective designees), whether or not patent applications are filed thereon. The Executive will keep full and complete written records regarding Company Inventions (the “Records”), in the manner prescribed by the Company, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the Company upon request by the Company. The Records shall be the sole and exclusive property of the Company, and the Executive shall surrender them upon a termination of the Executive’s employment with the Company, or upon the request of the Company.

(ii)          The Executive acknowledges and agrees that all Company Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Company Inventions and all underlying rights therein in all media now known or hereinafter devised throughout the universe and in perpetuity without any further obligations to the Executive. If the Company Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including, without limitation, all of the Executive’s right, title and interest in the Intellectual Property in connection therewith including, without limitation, all patents together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”), and all other rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Company Inventions. To the extent that the Executive has any rights in the Company Inventions that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Company Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of the Company. The assignment of Inventions as described in this Section 8(b) shall not apply to an invention that qualifies fully under the provisions of California Labor Code Section 2870, which provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

Nothing in this Agreement is intended to expand the scope of protection, if any, provided to the Executive by Sections 2870 through 2872 of the California Labor Code.

(iii)          The Executive shall, at any time during and subsequent to a termination of the Executive’s employment with the Company, make such applications, sign such papers, take all rightful oaths and perform all acts as may be reasonably requested from time to time by the Company with respect to the Company Inventions. The Executive shall also provide the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(iv)          The requirements set forth in Section 8(b) of this Agreement shall not apply to an Invention that the Executive develops entirely on Executive’s own time without using the equipment, supplies, facilities, or trade secret information of the Company or its affiliates or subsidiaries except for those Inventions that either (A) relate at the time of conception or reduction to practice of the Invention to the business of the Company, or actual or demonstrably anticipated research or development of the Company or its affiliates or subsidiaries or (B) result from any work performed by the Executive for the Company or its affiliates or subsidiaries.

(v)          For the purposes of this Agreement, “Intellectual Property” means all intellectual and industrial property (in any form or medium), together with all rights, title and interests therein, in all jurisdictions throughout the world, including all of the following: (i) utility and design patents, patent applications and patent disclosures; (ii) trade secrets and other confidential information (including, with respect to the Company, the Confidential Information), inventions, industrial designs, modifications, and improvements; (iii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), other indicia of source or origin, and Internet domain names, together with all goodwill associated with any of the foregoing; (iv) computer software, including source code, executable code, firmware, systems, tools, data, databases, and other collections of data, and all information and documentation related to any of the foregoing;

(v)          other works of authorship, copyrights, and copyrightable works, including derivative works; and (vi) registrations, renewals, and applications for registration or renewal of any of the foregoing (i) through (v).

(c)          NONCOMPETITION. The Executive acknowledges that the Executive will perform services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its affiliates or subsidiaries or in any other material business in which the Company or any of its affiliates or subsidiaries is engaged on the date of the termination of the Executive’s employment or in which they have planned, on or before such date, to be engaged in on or after such date will result in irreparable harm to the Company. Accordingly, to the extent permitted by applicable law, during the Executive’s employment with the Company, the Executive agrees that the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the competition with the Company or any of its affiliates or subsidiaries or in any other business in which the Company or any of its affiliates or subsidiaries is engaged or in which they have taken steps to be engaged in any country, state, municipality, locale or jurisdiction in which the Company is engaged in providing services. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from directly or indirectly owning not more than two percent (2%) of the issued and outstanding securities of any class of any publicly-traded securities of any company.

(d)          NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company, the Executive agrees that Executive shall not, except in the furtherance of Executive’s duties as an executive of the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce any customer of the Company or any of its affiliates or subsidiaries to purchase goods or services then sold by the Company or any of its affiliates or subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such purchase from any such customer; (ii) solicit, aid or induce any employee or substantially full-time or exclusive independent contractor or service provider of the Company or any of its affiliates or subsidiaries (each, a “Restricted Person”) to leave such service or retention or render services to or with any other person unaffiliated with the Company or any of its affiliates or subsidiaries or hire or retain any such Restricted Person, or take any action to materially assist or aid any other person in identifying, hiring or soliciting any such Restricted Person; or (iii) interfere, or aid or induce any other person in interfering, with the relationship between the Company or any of its affiliates or subsidiaries and any of their respective vendors (including any third-party service providers that do not constitute Restricted Persons), joint ventures or licensors; provided that the foregoing shall not prohibit the Executive, following Executive’s termination of employment hereunder, directly or indirectly through others, from making general employment solicitations (such as through advertisements in publicly available media) so long as such solicitations are not specifically targeted at any Restricted Person and no Restricted Person is hired as a result of such solicitations. A Restricted Person shall be deemed covered by the foregoing clause (i) while serving in such capacity and for a period of twelve months thereafter.

(e)          NON-DISPARAGEMENT. During the course of the Executive’s employment with the Company and thereafter, the Executive agrees not to disparage any member of the Company or any of its affiliates or subsidiaries or their respective officers, directors, employees, shareholders, members, agents or products. The foregoing provisions of this Section 8(e) shall not be violated by the Executive exercising the Executive’s protected rights, including rights under California law, the National Labor Relations Act or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived bv agreement or from complying with any applicable law or regulation or a valid order of the court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order or by any truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or by communicating truthfully with the Executive’s advisors, or making any truthful statements or comments in connection with the performance of the Executive’s duties as an employee or beneficial owner of the Company. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.

(f)          RETURN OF PROPERTY AND INFORMATION. Upon a termination of the Executive’s employment (or at any time prior thereto at the request of the Company), the Executive shall return all property belonging to the Company (including, but not limited to, Confidential Information and any laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents provided by the Company and any other property belonging to the Company).

(g)          REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Sections 8 and 9. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company or any of its affiliates or subsidiaries and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and any of its affiliates and subsidiaries and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive shall not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 8 and 9. It is also agreed that the Company or any of its affiliates or subsidiaries, will have the right to enforce all of the Executive’s obligations to that entity under this Agreement, including without limitation pursuant to this Section 8.

(h)          REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)          TOLLING. In the event of any violation of the provisions of this Section 8, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)          SURVIVAL OF PROVISIONS. The obligations contained in Sections 8 and 9 shall survive the termination date and shall be fully enforceable thereafter. Each of the Executive and the Company agrees that the restrictive covenants outlined above shall (i) be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement, and (ii) in the case of the non-competition, non-solicitation, non-interference and/or non-disparagement restrictive covenants, be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the applicable geographic territory and one for each month of the applicable restricted period.

9.          COOPERATION. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Employment Term, if applicable, for any reason, to the extent reasonably requested by the Board, the Executive will cooperate with the Company in connection with matters arising out of the Executive’s employment with the Company; provided that the Company will make reasonable efforts to minimize disruption of the Executive’s other activities. Upon presentation of appropriate documentation, the Company will reimburse the Executive for reasonable out-of-pocket business and travel expenses incurred in connection with such cooperation.

10.          WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General; (iii) accepting any U.S. Securities and Exchange Commission Awards; or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be not required to notify the Company that such reports or disclosures have been made.

11.          NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

12.          EXPENSES. In the event that either party to this Agreement institutes any legal action to enforce the rights under this Agreement, the prevailing party shall be entitled to recover from the other party any actual expenses for attorneys’ fees, court costs and disbursements reasonably incurred by such prevailing party.

13.          INDEMNIFICATION. The Company will indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions resulting from the Executive’s good-faith performance of the Executive’s duties to the Company.

14.          NOTICE. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, return receipt requested, or electronic mail to the recipient at the address below indicated:

To the Company:	c/o Paine Schwartz Partners, LLC
610 Broadway
3rd Floor
New York, New York 10012
Attn: Alex Corbacho; John Gallotta; Renata
Malavazzi
E-mail: [***]
[***]
[***]

With a copy to Company’s counsel at:	Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn: Corey D. Fox, P.C.; Peter Stach,
P.C.; Kevin Stocks
Email: [***]
[***]
[***]

To the Executive:	Maria Stipp
[***]

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

15.          SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.

16.          SEVERABILITY. The provisions of this Agreement are deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder are enforceable to the fullest extent permitted by applicable law.

17.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument.

18.          APPLICABLE LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS. This Agreement shall in all respects be construed according to the laws of the State of California without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in California.

19.          MISCELLANEOUS. No provision of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. Such writing shall be delivered to the other party in person or by any of the means set forth in Section 14 of this Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with the annexes hereto, sets forth the entire agreement of the parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter contained herein have been made by either party that are not expressly set forth in this Agreement.

20.          REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, that, in either case, could prevent the Executive from entering into this Agreement or performing, or impairing the ability to perform, all of the Executive’s duties hereunder. The Company may terminate the Executive’s employment immediately, and the Company will have no further obligations to the Executive, including any obligations contained in Section 6, if the representation made by the Executive under this Section 20(b) is false.

21.          TAX MATTERS.

(a)          WITHHOLDING. During the Employment Term, the Company may withhold from, and remit for the account of the Executive to the proper authority, any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any taxes of the Executive that should have been withheld to the extent the Executive fails to pay such taxes himself.

(b)          SECTION 409A COMPLIANCE.

(i)          The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted in a manner consistent with such intent. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)          A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section  21(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)          For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

(v)          Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUJA LIFE, LLC

By:	/s/ Alexander Corbacho
Name:	Alexander Corbacho
Title:	Board Director

EXECUTIVE

/s/ Maria Stipp
Maria Stipp